Exhibit 99.1

Merrimack Reports Second Quarter 2017 Financial Results

– Announced hiring of industry veterans Dr. Sergio Santillana as Chief Medical Officer and Thomas Needham as

Chief Business Officer to bolster executive team –

– Phase 2 CARRIE study of MM-141 completed enrollment with data expected in first half of 2018 –

– Conference call at 8:30 am ET today –

Cambridge, Massachusetts, August 9, 2017 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK) today announced its second quarter 2017 financial results for the period ended June 30, 2017.

“This quarter’s progress, with key hires to the executive team and advancements in the clinic, has reinforced Merrimack’s refined corporate and clinical strategy. With a rich, biomarker-driven R&D pipeline, including data expected in 2018 for each of our lead assets – MM-121, MM-141 and MM-310 – and promising preclinical programs, we are well positioned to execute on our goals,” said Richard Peters, M.D., Ph.D., President and Chief Executive Officer.

Second Quarter and Recent Highlights

Key events from the second quarter and more recently include:

•	Expansion of Merrimack’s executive team with key appointments:

•	Dr. Sergio Santillana, a medical oncologist and former Chief Medical Officer at Ariad Pharmaceuticals with extensive industry experience leading a wide range of clinical development programs, as Chief Medical Officer;

•	Ellen Forest, an experienced human resources executive and former Director of Human Resources at Baxalta, as Head of Human Resources; and

•	Thomas Needham, a 25-year industry veteran, experienced dealmaker and former Senior Vice President of Business Development at C4 Therapeutics, as Chief Business Officer.

•	Completion of enrollment in the Phase 2 randomized, double-blind, placebo-controlled CARRIE study of MM-141 in combination with standard of care in previously untreated patients with metastatic pancreatic cancer who have high serum levels of free IGF-1. MM-141 is an inhibitor of the PI3K/AKT/mTOR signaling pathway, targeting the IGF-1 and HER3 receptors. Merrimack expects to report data in the first half of 2018.

Upcoming Milestones

Merrimack anticipates the following upcoming clinical milestones:

•	Initiation this year of the SHERBOC trial, a Phase 2 randomized, double-blind, placebo-controlled clinical study of MM-121 added to standard of care in patients with heregulin positive, hormone receptor positive, HER2 negative metastatic breast cancer;

•	Top-line results in the first half of 2018 from the Phase 2 randomized, double-blind, placebo-controlled CARRIE study of MM-141 in combination with standard of care in previously untreated patients with metastatic pancreatic cancer who have high serum levels of free IGF-1;

•	Top-line results in the second half of 2018 from the Phase 2 randomized SHERLOC study of MM-121 added to standard of care in patients with heregulin positive non-small cell lung cancer; and

•	Safety data and the recommended Phase 2 dose in the second half of 2018 from the Phase 1 clinical study of MM-310 in patients with solid tumors.

Second Quarter 2017 Financial Results

The following summarizes Merrimack’s financial results for the three months ended June 30, 2017:

•	In April, Merrimack received a $575.0 million upfront cash payment from Ipsen in connection with its asset sale, from which Merrimack fully paid off $175.0 million of outstanding Senior Secured Notes due in 2022; paid a special cash dividend of $140.0 million to stockholders in May; and invested approximately $125.0 million into the further development of its streamlined oncology pipeline;

•	Research and development expenses from continuing operations for the three months ended June 30, 2017 were $19.8 million, compared to $27.7 million for the three months ended June 30, 2016. This represents a decrease of $7.9 million primarily due to Merrimack’s transition to a refocused clinical and preclinical pipeline and offset by a one-time charge related to stock-based compensation;

•	General and administrative expenses from continuing operations for the three months ended June 30, 2017 were $14.8 million, compared to $8.1 million for the three months ended June 30, 2016. This represents an increase of $6.7 million, primarily due to costs associated with the transition following the asset sale, including legal expenses and stock-based compensation; and

•	Net loss attributable to Merrimack’s continuing operations for the three months ended June 30, 2017 was $28.9 million, or $0.22 per share, compared to a net loss attributable to Merrimack’s continuing operations of $51.4 million, or $0.41 per share, for the three months ended June 30, 2016.

Financial Outlook

Merrimack continues to believe that its unrestricted cash and cash equivalents of $135.5 million as of June 30, 2017, together with the potential net milestone payments anticipated from Shire, will be sufficient to fund its planned operations into the second half of 2019.

Conference Call and Webcast

Merrimack will host a live conference call and webcast today, Wednesday, August 9, 2017 at 8:30 am ET, to provide an update on its operational progress and a summary of these financial results.

Investors and the general public are invited to listen to the call by dialing (877) 564-1301 (domestic) or (224) 357-2394 (international) five minutes prior to the start of the call and providing the passcode 56140335. A listen-only webcast of the call can be accessed in the Investors section of Merrimack’s website, investors.merrimack.com, and a replay of the call will be archived there for six weeks following the call.

Upcoming Investor Conferences

Merrimack will attend the following investor conference:

•	Robert W. Baird 2017 Global Healthcare Conference, September 7, 2017 in New York.

A live webcast of the presentation can be accessed by visiting the Investors section of Merrimack’s website at investors.merrimack.com. A replay of the webcast will be archived there for two weeks following the presentation.

About Merrimack

Merrimack is a biopharmaceutical company based in Cambridge, Massachusetts that is outthinking cancer to ensure that patients and their families live fulfilling lives. Its mission is to transform cancer care through the smart design and development of targeted solutions based on a deep understanding of cancer pathways and biological markers. All of Merrimack’s product candidates, including three in clinical studies and several others in preclinical development, fit into its strategy of 1) understanding the biological problems it is trying to solve, 2) designing specific solutions and 3) developing those solutions for biomarker-selected patients. This three-pronged strategy seeks to ensure optimal patient outcomes. For more information, please visit Merrimack’s website at www.merrimack.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position, future revenues and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. In this press release, Merrimack’s forward-looking statements include, among others, statements about the timing of availability of clinical trial data, the initiation of new clinical trials, the anticipated achievement of milestones and the availability of funding sufficient to fund Merrimack’s operations. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, availability of funding sufficient for Merrimack’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, and other matters that could affect the availability or commercial potential of Merrimack’s product candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 10, 2017 and the other reports Merrimack files with the SEC.

Merrimack Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Costs and expenses:
Research and development expenses	$19,751	$27,695	$41,356	$55,697
General and administrative expenses	14,798	8,138	20,432	14,590

Total costs and expenses	34,549	35,833	61,788	70,287

Loss from continuing operations	(34,549)	(35,833)	(61,788)	(70,287)
Other income and expenses:
Interest income	382	122	396	194
Interest expense	(26,762)	(15,858)	(28,741)	(19,148)
Gain on sale of asset	1,703	—	1,703	—
Other expense, net	(659)	(64)	(661)	(107)

Net loss from continuing operations before income tax benefit	(59,885)	(51,633)	(89,091)	(89,348)
Income tax benefit	30,239	—	30,239	—

Net loss from continuing operations	(29,646)	(51,633)	(58,852)	(89,348)
Discontinued operations:
Income (loss) from discontinued operations, net of tax	540,485	675	539,538	(268)
Net income (loss)	510,839	(50,958)	480,686	(89,616)
Net loss attributable to non-controlling interest	(724)	(208)	(1,191)	(393)

Net income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$511,563	$(50,750)	$481,877	$(89,223)

Other comprehensive income (loss):
Unrealized gain on available-for-sale securities	—	15	—	1

Other comprehensive loss	—	15	—	1

Comprehensive income (loss)	$511,563	$(50,735)	$481,877	$(89,222)

Amounts attributable to Merrimack Pharmaceuticals, Inc.:
Net loss from continuing operations	$(28,922)	$(51,425)	$(57,661)	$(88,955)
Income (loss) from discontinued operations, net of tax	540,485	675	539,538	(268)

Net income (loss) attributable to Merrimack Pharmaceuticals, Inc.	$511,563	$(50,750)	$481,877	$(89,223)

Basic and dilutive net income (loss) per common share
Net loss from continuing operations	$(0.22)	$(0.41)	$(0.44)	$(0.74)
Net income (loss) from discontinued operations, net of tax	4.08	0.01	4.10	(0.00)

Net income (loss) per share	$3.86	$(0.40)	$3.66	$(0.74)

Weighted-average common shares used per share calculations—basic and diluted	132,457	126,161	131,528	121,112
Cash dividend paid per common share	$1.055	$—	$1.055	$—

Merrimack Pharmaceuticals, Inc.

Selected Balance Sheet Data (unaudited)

	June 30,	December 31,
(in thousands)	2017(1)	2016(1)
Cash and cash equivalents	$135,501	$21,524
Working capital	83,826	(30,787)
Total assets	213,450	81,483
Total liabilities	108,973	334,142
Total stockholders’ equity / (deficit)	106,508	(251,120)

(1)	The 2016 amounts in the above include assets and liabilities held for sale.

Merrimack Pharmaceuticals, Inc.

Selected Cash Flow Data (unaudited)

	Six Months Ended June 30,
(in thousands)	2017(1)	2016(1)
Net cash used in operating activities	$(95,510)	$(104,426)
Net cash provided by (used in) investing activities	515,809	(63,312)
Net cash provided by (used in) financing activities	(306,322)	3,623

Net increase (decrease) in cash and cash equivalents	$113,977	$(164,115)

(1)	The amounts in the above include cash flow from discontinued operations.

CONTACT:

Geoffrey M. Grande, CFA

617-441-7602

ggrande@merrimack.com